Exhibit 99.2

October 8, 2019

To:	Fangdd Network Group Ltd. 18/F, Unit B2, Kexing Science Park, 15 Keyuan Road, Technology Park Nanshan District, Shenzhen People’s Republic of China

Re:	Legal Opinion on Certain PRC Law Matters

Dear Sir/Madam:

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the sole purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion (the “Opinion”) on the laws of the PRC.

We have acted as the PRC legal counsel for Fangdd Network Group Ltd. (the “Company”) solely in connection with (i) the Registration Statement of the Company on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the offering (the “Offering”) by the Company of certain American Depositary Shares (the “ADSs”), and (ii) the Company’s proposed listing of its ADSs on the Nasdaq Global Market.

In rendering this Opinion, we have examined the originals or copies of the documents as we have considered necessary or advisable for the purpose of rendering this Opinion. Where certain facts were not independently established by us, we have relied upon certificates or statements issued or made by relevant governmental authorities in the PRC and appropriate representatives of the Company. In giving this Opinion, we have made the following assumptions:

(a)

that any document submitted to us remains in full force and effect up to the date of this Opinion and has not been revoked, amended, varied, cancelled or superseded by some other document or agreement or action of which we are not aware after due inquiry;

(b)	that all documents submitted to us as originals are authentic and that all documents submitted to us as copies conform to their originals;

(c)

that all documents submitted to us have been duly and validly authorized, executed and delivered by all of the parties thereto other than the PRC Group Companies and such parties to the documents have full legal right, power and authority to enter into, and have duly executed and delivered such documents;

(d)	that the signatures, seals and chops on the documents submitted to us are genuine;

(e)

that all consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental agency or regulatory body of any jurisdiction other than the PRC in connection with the documents submitted to us and the Registration Statement have been obtained or made; and

(f)	that all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC laws.

In addition, we have assumed and have not verified the truthfulness, accuracy and completeness as to factual matters of each document we have reviewed.

The following terms as used in this Opinion are defined as follows:

“M&A Rules” means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission (the “CSRC”) and the SAFE of the PRC on August 8, 2006 and amended on June 22, 2009;

“PRC Group Companies” means, collectively, the PRC companies controlled by the Company as listed on Annex A, and each, a “PRC Group Company”;

“VIE” means Shenzhen Fangdd Network Technology Co., Ltd.;

“VIE Agreements” means the agreements listed in Annex B entered into among the WFOE, the VIE and its shareholders; and

“WFOE” means Shenzhen Fangdd Information Technology Co., Ltd.

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that on the date hereof:

(1)

Based on our understanding of the relevant PRC laws and regulations, (i) the ownership structures of VIE and WFOE do not result in any violation of PRC laws or regulations currently in effect; (ii) that VIE Agreements governed by PRC laws are valid, binding and enforceable. However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules, and there can be of no assurance that the PRC government will ultimately take a view that is consistent with our above-mentioned opinions;

(2)

The M&A Rules purport, among other things, to require offshore special purpose vehicles formed for the purpose of obtaining a stock exchange listing outside of PRC and controlled directly or indirectly by PRC companies or individuals, to obtain the approval of the CSRC prior to the listing and trading of their securities on any stock exchange located outside of PRC.

Based on our understanding of current PRC laws, CSRC approval is not required in the context of the Company’s proposed listing of the ADSs on the Nasdaq Global Market. However, there are uncertainties regarding the interpretation and application of the PRC laws, and there can be no assurance that the PRC government will ultimately take a view that is not contrary to our above-mentioned opinions;

(3)	The statements set forth in the Registration Statement under the caption “Taxation”, to the extent that they constitute statements of PRC tax laws, are accurate in all material respects.

The foregoing opinions are subject to the following qualifications:

(a)

This Opinion is rendered only with respect to the PRC laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction. PRC laws as used in this Opinion refers to PRC laws publicly available and currently in force as of the date of this Opinion and there is no guarantee that any of such PRC laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retrospective effect. This Opinion is given on the basis of the current laws and practice in the PRC.

(b)

This Opinion is subject to the discretion of any competent governmental agencies in exercising their authority in the PRC in connection with the interpretation, implementation and application of relevant PRC laws.

(c)

This Opinion is, in so far as it relates to the validity, effectiveness and enforceability, subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally; (ii) possible judicial or administrative actions or any laws affecting creditors’ rights generally; (iii) certain equitable, legal or statutory principles affecting the enforceability of contractual rights generally under concepts of public interest, state interest, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, unlawful, fraudulent, coercionary at the conclusions thereof; (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process; and (vi) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant laws and regulations in the PRC.

This Opinion is rendered to you and is intended to be used in the context which is specifically referred to herein. This Opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose other than as required by law or regulation or in connection with the Offering, or relied upon by anyone else.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Global Law Office
Global Law Office

Annex A

List of PRC Group Companies

1.	Shenzhen Fangdd Information Technology Co., Limited (“深圳市房多多信息技术有限公司” in Chinese)

2.	Shanghai Fangdd Information Technology Co., Limited (“上海房多多信息科技有限公司” in Chinese)

3.	Shanghai Fangdd Software Technology Co., Limited (“上海房多多软件科技有限公司” in Chinese)

4.	Shenzhen Fangdd Network Technology Co., Limited (“深圳市房多多网络科技有限公司” in Chinese)

5.	Shanghai Fanghaoduo Network Technology Co., Limited (“上海房好多网络科技有限公司” in Chinese)

6.	Guangzhou Fangmanman Network Technology Co., Limited (“广州市房满满网络科技有限公司” in Chinese)

7.	Shenzhen Haofanghui Network Technology Co., Limited (“深圳市好房汇网络科技有限公司” in Chinese)

8.	Nanjing Fanghaoduo Network Technology Co., Limited (“南京房好多网络科技有限公司” in Chinese)

9.	Hangzhou Haofanghui Network Technology Co., Limited (“杭州好房汇网络科技有限公司” in Chinese)

10.	Suzhou Fanghaoduo Network Technology Co., Limited (“苏州房好多网络科技有限公司” in Chinese)

11.	Shenzhen Huijiazhu Asset Management Co., Limited (“深圳市回家住资产管理有限责任公司” in Chinese)

12.	Shanghai Nuancheng Network Technology Co., Limited (“上海暖城网络科技有限公司” in Chinese)

13.	Shenzhen Qianhai Duoduojia Finance Service Co., Limited (“深圳前海多多家金融服务有限公司” in Chinese)

14.	Shenzhen Fangdd Internet Finance Service Co., Limited (“深圳市房多多互联网金融服务有限公司” in Chinese)

15.	Wuhu Fangrong Network Small Loan Co., Limited (“芜湖房融网络小额贷款有限公司” in Chinese)

16.	Shanghai Fangdd Network Technology Co., Limited (“上海房多多网络科技有限公司” in Chinese)

17.	Shanghai Fangdiantong Network Technology Co., Limited (“上海房点通网络科技有限公司” in Chinese)

18.	Shanghai Fangdd Internet Technology Co., Limited (“上海房多多互联网科技有限公司” in Chinese)

19.	Nanjing Fangdd Network Technology Co., Limited (“南京房多多网络科技有限公司” in Chinese)

20.	Xi’an Fangdd Network Technology Co., Limited (“西安房多多网络科技有限公司” in Chinese)

21.	Hainan Fangleduo Network Technology Co., Limited (“海南房乐多网络科技有限公司” in Chinese)

22.	Kunming Fangdd Real Estate Agent Co., Limited (“昆明房多多房地产经纪有限公司” in Chinese)

23.	Shenzhen Dingdongyun Smart Home Co., Limited (“深圳市叮咚云智能家居有限公司” in Chinese)

I

Annex B

List of VIE Agreements

1.	Restated Business Operation Agreement entered into by WFOE, VIE and its shareholders in June 2017;

2.

Exclusive Option Agreements and their supplemental agreements entered into by WFOE, VIE and Yi Duan, Jiancheng Li, Li Zhou, Jiaorong Pan, Wentao Bai, Ying Lu respectively in March 2014 and in 2018; Exclusive Option Agreement entered into by WFOE, VIE and Xi Zeng, Wei Zhang, Jingjing Huang respectively in December 2017;

3.

Equity Interest Pledge Agreements and their supplemental agreements entered into by WFOE, VIE and Yi Duan, Jiancheng Li, Li Zhou, Jiaorong Pan, Wentao Bai, Ying Lu respectively in March 2014 and in 2018; Equity Interest Pledge Agreements entered into by WFOE, VIE and Xi Zeng, Wei Zhang, Jingjing Huang respectively in December 2017;

4.	Powers of Attorney issued by Yi Duan, Jiancheng Li, Li Zhou, Jiaorong Pan, Wentao Bai, Ying Lu, Xi Zeng, Wei Zhang and Jingjing Huang respectively in June 2017.

II